AGREEMENT
OF SHARE EXCHANGE AND PURCHASE AND SALE

THIS AGREEMENT OF EXCHANGE AND PURCHASE AND SALE,

dated this 8th day of August 2006, by and between:

New Pacific Ventures, Inc., a Colorado Corporation

(herein referenced to as "New Pacific" or "Purchaser"), with its principle office at

Suite 213-630 Roche Point Dr.

Vancouver, British Columbia, Canada V7H 3A1

and

Tatonka Oil and Gas Company, Inc.

(herein referred to as "Tatonka" or "Seller"),

with principle offices at 6307 Hawthorn Lane, Lakewood, Colorado 80027

and

LMA Hughes, LLLP ("Shareholder"),

owner of all the issued and outstanding Shares of the Seller with principle offices at 6307 Hawthorn Lane, Lakewood, Colorado 80027

WITNESSETH:

          WHEREAS, Purchaser has expressed an interest in the purchase and the acquisition all of the issued and outstanding Shares of Seller; and

          WHEREAS, Seller and Shareholder, have agreed to sell and exchange on the terms and the conditions and in the manner reflected herein, (100%) of the authorized, issued and outstanding Shares of Seller; and

          WHEREAS, Seller and Shareholder, warrant that they own 100% of the issued and outstanding Shares of the Seller; and

          WHEREAS, Purchaser, Shareholder and Seller have each assumed the information provided by the other is true and correct in all material respects and the

Parties hereto have reached the terms as set forth herein for of the acquisition of Seller's Shares based upon this information.

          NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, the Purchaser, and Seller agree to give and to grant Purchaser a 30 day right, or such shorter time agreed to by Purchaser and Seller, to purchase its Shares under the terms and conditions set forth hereafter.

ARTICLE I
DEFINITIONS

1.1 General Construction: For purposes hereof, except as otherwise expressly provided:

          1.1.1 This Definitive Agreement ("Agreement") shall at all times from the date of its execution be a binding obligation of the parties hereto, and each shall be, fully bound by all the terms and conditions and shall be liable for any breach thereof. Purchaser further covenants and agrees not to disclose, without the consent of Seller to competitors any confidential information gained as a result of its due diligence of Seller's business.

          1.1.2 Defined terms include the plural as well as the singular;

          1.1.3 All accounting terms not otherwise defined have the meanings assigned under generally accepted accounting principles;

          1.1.4 All references to Exhibits are to all the Exhibits attached to this Agreement; and

          1.1.5 Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

1.2 Definitions: As used in this Agreement, the following terms shall have the following definitions.

          1.2.1 Affiliate: When used with respect to a person, an "affiliate" of that person is a person controlling, controlled by, or under common control with that person.

          1.2.2 Agreement: This Agreement, including all of its Exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with this Transaction and this Agreement and including all duly adopted amendments, modifications, and supplements to or for this Agreement, Exhibits and other documents.

          1.2.3 Audited Financial Statements: With respect to the Seller and herein referenced as Exhibit "A".

          1.2.4 Business Day: A day other than a Saturday, Sunday or statutory holiday in the State of Colorado, United States of America, or the Province of British Columbia, Canada.

          1.2.5 Closing: As defined in Article VIII.

          1.2.6 Closing Date: As defined in Section 8.1.

          1.2.7 Consents: The consents of third parties, including but not limited to any regulatory or governmental authority as shall be necessary to give effect to the terms of this Agreement.

          1.2.8 Contracts: All of the material commitments, agreements, contracts, instruments, leases and other documents entered into by the Seller, by which the Seller is bound or to which the Seller or the Assets are subject all as more particularly described in Exhibit "B" hereto.

          1.2.9 Entity: A corporation, partnership, sole proprietorship, joint venture, limited liability company, limited liability limited partnership, or other form of organization formed for the conduct of a business, whether active or passive.

          1.2.10 Execution Date: The date of signing of this Agreement which is the reference date of this Agreement set forth on the face page hereof.

          1.2.11 GAAP: Generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

          1.2.12 Indebtedness: Any and all advances, debts, duties, endorsements, guarantees, liabilities and obligations of the Seller, including all Accounts Payable and any responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others.

          1.2.13 Inventories: The stock of goods held, if any, by the Seller from time to time in the ordinary course of the business of the Seller, in the form in which such inventories then are held or after incorporating with other goods or items, or the like.

          1.2.14 Leases: Any and all surface and mineral lease agreements entered into and held by the Seller including those under negotiation by the Seller at the date of this Agreement, a complete list of which surface and mineral lease agreements are set out in Exhibit "C"

          1.2.15 Liabilities: At any point in time (the "Determination Time"), the obligations of a person or entity, whether known or unknown, contingent or absolute, recorded on its books or notes, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (1) arise under previously existing agreements for services, benefits, or other considerations, and (2) accrue or become payable with respect to services, benefits, or other considerations received by the person or entity after the Determination Time.

          1.2.16 Lien: Any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by laws, statutory or otherwise that secures the payment of any indebtedness or the performance of any obligation or creates in favor of or grants to any person any proprietary right.

          1.2.17 Permits: Any permits, licenses, orders, approvals, franchises, registrations, authorizations or other approvals from any federal, state, and local or regulatory body or authority (public or self-regulatory).

          1.2.18 Purchaser: Means New Pacific Ventures, Inc., a company duly incorporated and existing under the laws of the State of Colorado, USA.

          1.2.19 Purchaser's Financing: The Purchaser's public or private offering of debt or equity instruments.

          1.2.20 Purchaser's Shares: The number of Shares of Seller, which are to be delivered by Seller as consideration for the Seller's Assets and Debt assumption.

          1.2.21 Reimbursement Costs: Means the documented, non-mineral acquisition costs and expenses for advanced well control systems for which the shareholder is entitled to reimbursement immediately after the Closing.

          1.2.22 Section 280G: No payment received by any person as a result of the transaction contemplated hereby, shall constitute an "excessive parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

          1.2.23 Seller: Means Tatonka Oil and Gas Company, Inc., a company duly organized and existing under the laws of the State of Colorado, USA.

          1.2.24 Seller's Financial Statements: Audited Balance Sheet as of fiscal year December 31, 2005 and 2004, and the related statements of income, members' equity, and cash flows for the year ended December 31, 2005, and for the period from March 5, 2004 to December 31, 2004, and for the period from March 5, 2004 (inception) through December 31, 2005, referenced as Exhibit "A".

          1.2.25 Shareholder: Means LMA Hughes, LLLP, the sole shareholder of the Seller.

          1.2.26 Subsidiary: A corporation with respect to which another entity owns, directly or indirectly, shares entitling it to elect a majority of the Board of Directors, in which it has a majority of the equity interest.

          1.2.27 Transaction: The purchase of all (100%), but not less than all, of the authorized and issued and outstanding no par value shares of Capital Stock of Tatonka, the Seller, by the Purchaser from the Shareholder, LMA Hughes, LLLP, as provided in Article II of this Agreement.

ARTICLE II
THE TRANSACTION

Subject to the terms, conditions, provisions and limitations contained in this Agreement, the Purchaser, the Seller, and the Shareholder in reliance upon the mutual representations and warranties of each made herein and in the Exhibits attached hereto, will, at the Closing, exchange Shareholder's interest in the Seller free and clear of any and all liens, charges or other encumbrance, consisting of one (1) Share of the Seller and comprising all (100%) of the issued and outstanding Shares (Ownership Interests) of the Seller and representing Shareholder's entire ownership of equity of the Seller for 15,000,000 shares of Common Stock of Purchaser, free and clear of any and all liens, charges or other encumbrances. Any corporate actions necessary to accomplish the exchange shall be accomplished by the appropriate party prior to Closing.

2. EXCHANGE OF THE SHARES:

          2.1 Subject to the terms, conditions, provisions and limitations contained in this Agreement, Purchaser in reliance upon the representations and warranties of Seller and its Shareholder made herein and the Exhibits attached hereto agrees as follows:

          2.1.1 At Closing, the Purchaser will have a total of 30,000,000 shares issued and outstanding, exclusive of those shares issued pursuant to 2.1.3 below.

          2.1.2 At Closing, Purchaser will issue an additional 15,000,000 shares of its Common Stock for all, and not less than one hundred percent (100%) of the Seller's authorized, issued and outstanding no par value Common Stock.

          2.1.3 Prior to Closing, the Purchaser will have issued at least an additional 10,000,000 shares of its Common Stock at $0.50 per share and for aggregate, fees, expenses and commissions equal to not more than ten percent (10%) of the total funds to be raised in the placement. Accordingly, total number of shares of Common Stock of the Purchaser outstanding immediately after Closing shall be. 55,000,000

          2.1.4 Purchaser further agrees that immediately after the Closing, the Shareholder shall be entitled to receive $650,000 for reimbursement of its advances to the Seller as of July 31, 2006.

2.2 MECHANICS OF THE EXCHANGE.

          2.2.1 Exchange Agent. As of the Closing Date, Purchaser shall deposit with National Stock Transfer, Inc. or such other bank or trust company as may be designated by Purchaser (the "Exchange Agent"), for the benefit of the Shareholder, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of the Purchaser's Common Stock and issuable pursuant to Section 2.1. hereof in exchange for the one (1) Share of the Seller.

          2.2.2 Exchange Procedures; Transfer of Shares. As soon as reasonably practicable after the Closing Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Closing Date represented all of the issued and outstanding Shares of the Seller (the "Certificates") whose Shares will be converted into the right to receive shares of Purchaser's Common Stock pursuant to Section 2.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Purchaser's $.001 par value Common Stock. Upon surrender of the Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that whole number of shares, which such holder has the right to receive pursuant to the provisions of this Article II and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Seller's Shares, which are not registered in the transfer records of the Seller, certificates representing the proper number of shares of Purchaser, may be issued to a person other than the person in whose name the Certificates so surrendered is registered, if such Certificates shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of Purchaser's Common Stock to a person other than the registered holder of such Certificates or establish to the satisfaction of Purchaser that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2.2 each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Exchange Consideration as contemplated by this Section 2.2.2.

          2.2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser's Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser's Common Stock represented thereby, until the surrender of such Certificate in accordance with this Article II.

          2.2.4 No Further Ownership Rights in the Seller's Shares; No Transfer Following the Closing Date. All shares of Purchaser's Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares of the Seller's Shareholder theretofore represented by such Certificate, and there shall be no further registration of transfers on the Shares transfer books of the Seller with respect to Shares outstanding prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Seller or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          2.2.5 No Liability. Neither the Seller, Purchaser nor the Exchange Agent shall be liable to any person in respect of any shares of Purchaser's Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Closing Date, or immediately prior to such earlier date on which any shares of Purchaser's Common Stock, or any dividends or distributions with respect to Purchaser's Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Sellers free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER AND THE SELLER

The Shareholder, and the Seller, jointly and severally, make the following representations and warranties to the Purchaser, each of which shall be deemed material, and all of which are qualified with respect to the effect, if any, that any potential claims by the Seller or any of their controlling persons or Shareholder has or may have relating to this Agreement and/or former relationships of Shareholder with the Seller, which matters have been discussed by the parties in detail prior to the execution of this Agreement:

3.1 Valid ENTITY EXISTENCE; QUALIFICATION: Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has the necessary power and authority to carry on its business as now being conducted. The Seller is duly qualified as a corporation to do business, and is in good standing in each jurisdiction where the character of the properties are owned or leased by it. A copy of the Seller's Articles of Corporation and Certificate of Good Standing and Bylaws and minute books (certified by the Seller's Secretary or authorized party), as amended to date, which will be delivered to the Purchaser at or prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of the Seller contain accurate records of all meetings of its Board of Directors and Stockholders since the incorporation and accurately reflect all transactions referred to therein.

3.2 CAPITALIZATION: The authorized capital of the Seller consists of one hundred Shares. There is no other capital authorized for issuance. As of the date hereof, there is one Share validly issued and outstanding, fully paid and non-assessable and no Shares are reserved for issuance nor are there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire Common Stock of the Seller. The Share is currently held by one Shareholder (free and clear of all liens and encumbrances) as follows:

                    LMA Hughes LLLP                    1 Share

3.3 AUTHORITY; BINDING NATURE OF AGREEMENT: The Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder of the Seller and no other entity or organization proceedings on the part of the Seller and Shareholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Seller and Shareholder and is enforceable in accordance with their terms.

3.4 Consents: There are no consents, other than routine assignments, of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Shareholder of the Seller, to enable it to enter into and carry out this Agreement in all material respects.

3.5 Financial Statements: The Seller, prior to the Closing Date, will deliver to the Purchaser, the Audited Financial Statements of the Seller or financial statements suitable to the Purchaser. All of the historical financial statements contained in such documents will have been prepared from the books and records of the Seller. The Audited Financial Statements will be prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Seller as at the dates and for the periods indicated. Without limiting the foregoing, at the date of the Seller's Balance Sheet, the Seller will have owned each of the assets included in preparation of the Seller's Balance Sheet, and for the valuation of such assets in the Seller's Balance Sheet, will not be for more than their fair saleable value (on an item by item basis) at that date; and the Seller will have no Liabilities other than those included in the Seller's Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Seller's Balance Sheet. From the date hereof, through the Closing Date, the Seller will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Purchaser, and agrees that from and after such delivery, the foregoing representations will be applicable to each financial statement so prepared and delivered. The Audited Financial Statements will be prepared by the Company's accountant, whose report thereon is included herein and referenced as Exhibit "A".

3.6 NO UNDISCLOSED LIABILITIES: Except as set forth in the Seller's Balance Sheet included in the Audited Financial Statements as Exhibit "A", the Seller has no material debts, liabilities or obligations, known or unknown, contingent or absolute, in excess of $2,500, except those arising under its leases and in the usual and ordinary course of business of the Seller and consistent with past practice.

3.7 ACTIONS SINCE THE SELLER'S BALANCE SHEET: Except as set forth and reflected in this Agreement, since the date of the Seller's Balance Sheet, the Seller has not:

          3.7.1 incurred any material obligation or liability, known or unknown, absolute, fixed or contingent, choate or inchoate, liquidated or unliquidated except those arising under its leases and in the ordinary and usual course of its business and those incurred in connection with the transactions contemplated by this Agreement;

          3.7.2 issued or sold, or agreed to issue or sell any capital Shares of the Seller or any securities convertible into or rights to acquire any such capital or any dividend or distribution declared, set aside or paid on any such capital;

          3.7.3 discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than as set forth in the Seller's Balance Sheet in the ordinary and usual course of business and those incurred in connection with the transactions contemplated by this Agreement;

          3.7.4 made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with their normal salary increase and bonus policies;

          3.7.5 mortgage, pledged or subjected to any lien, pledge, charge or other encumbrance any of their properties or assets, or permitted any of their property or assets to be subject to any lien or other encumbrance, except in the ordinary and usual course of business;

          3.7.6 sold, assigned or transferred any of their properties or assets, except in the ordinary and usual course of business;

          3.7.7 entered into any transaction or course of conduct not in the ordinary and usual course of business;

          3.7.8 waived any rights of substantial value, or canceled, modified or waived any indebtedness for borrowed money held by them, except in the ordinary and usual course of business;

          3.7.9 made any loans or advances to any person or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or

          3.7.10 incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

3.8 NO ADVERSE DEVELOPMENTS: Since the date of the Seller's Balance Sheet, there has not been:

          3.8.1 any material adverse changes in the assets, properties, operations, financial condition or prospects of the Seller;

          3.8.2 any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business, operations, financial condition or prospects of the Seller;

          3.8.3 any entry into or termination of any material commitment, contract, agreement or transaction affecting the Seller, including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets, other than this Agreement and agreements executed in the ordinary and usual course of business;

          3.8.4 any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name or copyright;

          3.8.5 default or breach by the Seller in any material respect under any contract, leases, real estate, construction of buildings, pipelines, pumping stations, drilling agreements, storage tanks, or permit;

          3.8.6 any event other than in the ordinary and usual course of business which could be reasonably expected to have a material adverse effect upon the business of the Seller, and after reasonable inquiry by the Shareholder and the Seller, they know of no development or threatened development of a nature that is, or which could be reasonably expected to have a materially adverse effect upon the business of the Seller or upon any of their assets, properties, operations or financial conditions.

          3.8.7 subsequent to the year end audit, dated December 31, 2005, Tatonka Oil and Gas Company, LLC changed its entity name from Tatonka Oil and Gas Company, LLC to Tatonka Oil and Gas Company, Inc., ("Tatonka") its present name, on June 16, 2006.

3.9 TAXES: All tax returns of Seller, which are due have been duly filed or are under extensions and are correct and all taxes, assessments and other governmental charges upon the Seller, which are shown to be due and payable thereon have been paid. All tax returns of the Seller, which become due prior to the Closing shall be timely filed by the Seller. The Seller does not know of any ongoing tax audit, proposed tax deficiency, assessment, charge or levy against it, the payment of which is not adequately provided for on the books of the Seller. The Seller will provide to the Purchaser prior to the Closing a true and correct copy of their tax returns for the prior two years, any returns filed subsequent to the date hereof, except for the taxes that are due for the year ended 2005.

3.10 OWNERSHIP OF ASSETS: The Seller owns outright or has contractual rights to not less than a seventy-seven percent (77%) net revenue interest in all of the oil and gas leases shown in Exhibit "C" hereto. The leases are as shown on Exhibit "C" but the Seller gives no warranty of title with respect to the leases. The Seller has good, marketable and insurable title to all other of its assets and properties reflected in the Seller's Balance Sheet subject to any liens, mortgages, pledges, conditional sales agreements, real and personal property, pipelines, drilling agreements, storage tanks, restrictions on transfer or other encumbrances or charges whatsoever reflected in Seller's Balance Sheet as of December 31, 2005. Neither the Shareholder nor the Seller know of any potential action by any party, governmental or other and no proceedings with respect thereto have been instituted of which the Seller has notice that would materially effect the Seller's ability to use and to utilize each of such assets in its ordinary course of business. Exhibit "C" sets forth a listing of all oil and gas leases major equipment owned by the Seller, including a description thereof. All properties and other assets owned by the Seller or used by the Seller in the conduct of its business are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the conduct of its business as presently conducted, have been properly maintained, and do not require any maintenance or repairs except for routine maintenance and repairs that are not material in nature or in cost.

3.11 LITIGATION, COMPLIANCE WIHT LAW: There are no pending or threatened actions, suits, proceedings or governmental investigations or reviews relating to the Seller or any of its properties, assets or business or, to the knowledge of the Shareholder or the Seller, any order, injunction, award or decree outstanding, against the Seller or against or relating to any of its properties, assets or business; and the Shareholder and the Seller, after reasonable inquiry, knows of any basis for any such action, suits or proceedings or any such governmental investigations, reviews, orders, injunctions or decrees. To the knowledge of the Shareholder and the Seller, the Seller is not in violation of any material law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to their properties, assets or business.

3.12 ENVIRONMENTAL MATTERS: For purposes of this Section 3.13, the term "Environmental Laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. §§7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §§9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.A. §§ 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. §§ 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601, et seq. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products.

          To the best knowledge of the Seller, neither the Seller, nor any property of the Seller is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by the Seller, to the best knowledge of the Seller after due inquiry:

          3.12.1 To the best of Seller knowledge, no such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

          3.12.2 To the best of Seller's knowledge, no such property has ever contained or presently contains, or has been used, or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

          3.12.3 Neither the Seller nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

          3.12.4 To the best of Seller's knowledge, any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to Purchaser in writing.

          3.12.5 To the best of Seller's knowledge, no such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

3.13. COMPLIANCE WITH INSTRUMENTS; ETC: The Seller is not:

          3.14.1 in default under any indenture, agreement or instrument to which it is a party or by which it is bound; or

          3.14.2 in violation of its Articles of Incorporation, Bylaws or of any applicable law.

3.14 INVENTORIES: All Inventories of the Seller, if any, whether or not as usually reflected in the Seller's Balance Sheet are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which in the aggregate are immaterial in amount. Items included in such Inventories are carried on the books of the Seller, and are valued on the Seller's Balance Sheet, at the lower of cost or market and, in any event, are not greater than their net realizable value, on an item-by-item basis, after appropriate deductions for cost of completion, marketing costs, transportation expense and allocation of overhead.

3.15 TRADE NAMES, TRADEMARKS, COPYRIGHTS AND DOMAIN NAMES: There are no trade names, trademarks and copyrights under which the Seller has conducted any part of its business since inception.

3.16 REAL PROPERTY: The Seller leases real property and oil and gas properties. (See Description of Real Property and Lease, Exhibit "C")

3.17 INTEREST IN COMPETITOR, SUPPLIERS OR CUSTOMERS:: The Shareholder of the Seller or, to the best of its knowledge, members of their immediate families, does not own an interest in any person or firm which is a competitor, supplier, or customer of, or to the Seller or, has an existing contractual relationship with the Seller.

3.18 ACCOUNTS PAYABLE: The accounts payable reflected on the Seller's Balance Sheet, and those reflected in the most recent balance sheet included in the Audited Financial Statements, and those reflected on the books of the Seller at the time of the Closing, reflect all amounts owed by the Seller in respect of trade accounts due and other payables of the Seller, and the actual Liability of the Seller in respect of such obligations are not and will not be, on any of such dates, in excess of the amounts other than those payables incurred during the normal course of operations, as reflected on the balance sheets or the books of the Seller, as the case may be.

3.19 EMPLOYEES: To their best knowledge, the Seller has complied with all laws, regulations and orders relating to the employees of its business, including but not limited to OSHA, EEO, ERISA, and wages and hours. None of the Seller's employees are represented by any labor union or collective bargaining agent. The Seller does not maintain or make any employer contributions under any bonus, profit sharing compensation, or other plans, agreements, trusts, funds, or arrangements for the benefit of Directors, Members, officers or employees of, or whose principal responsibilities relate to, the Seller, and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between the Seller and any current or former Directors, Members, officers or other employees (or Affiliates thereof) of, or whose principal responsibilities relate to, the Seller. Exhibit "D" identifies all present employees of the Sellers and their respective salaries. The Seller is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time, except as set forth pursuant to the provisions hereof.

3.20 AGREEMENTS AND OBLIGATIONS; PERFORMANCE: Exhibit "B" sets forth a list of material agreements to which the Seller is a party or are otherwise bound. Other than these material agreements, the Seller is not party to or bound by any:

          3.20.1 written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $2,500 that cannot be cancelled on 30 days or less notice without penalty or premium or any continuing obligation or liability;

          3.20.2 contractual obligation or contractual liability of any kind to the Shareholder or Seller which will not be cancelled on or prior to the Closing except as otherwise provided by this Agreement;

          3.20.3 contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements;

          3.20.4 contract for the purchase or sale of any leases, real and personal property, materials, products or supplies or for any services, which commits or will commit it for a fixed term other than those contracts attached as Exhibits or set forth in the Seller's Balance Sheet;

          3.20.5 contract of employment with any employee not terminable at will without penalty or premium or any continuing obligation or liability, except as otherwise provided by this Agreement;

          3.20.6 deferred compensation, bonus or incentive plan or agreement not cancelled at will without penalty or premium or any continuing obligation or liability which will not be cancelled on or prior to the Closing;

          3.20.7 management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability which the Seller and each such individual agree to cancel on the Closing Date;

          3.20.8 lease for real or personal property, equipment, (including borrowings thereon) license or royalty agreements;

          3.20.9 union or other collective bargaining agreement;

          3.20.10 agreement, commitment or understanding relating to indebtedness for borrowed money;

          3.20.11 contract which, by its terms, requires the consent of any party thereto, to the consummation of the transactions contemplated hereby;

          3.20.12 contract containing covenants limiting the freedom of the Seller to engage or compete in any line or business or with any person in any geographical area;

          3.20.13 contract or option relating to the acquisition or sale of any business;

          3.20.14 voting trust agreement or similar agreement;

          3.20.15 option for the purchase of any asset, tangible or intangible; or

          3.20.16 other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business. The Seller has in all material respects performed all material obligations required to be performed by it to date under all agreements to which it is a party and are not in default in any material respect under any of its agreements and have received no notice of any default or alleged default which have not heretofore been cured or which notice has not heretofore been withdrawn.

3.21 COOPERATION IN FILING WITH SEC: The Shareholder and the Seller shall cause its officers, shareholder, employees, accountants and attorneys to cooperate fully with the Purchaser in connection with the filing of Forms 10-KSB, 10-QSB, 8-Ks, Proxy Statements, including audited financial statements in the form required by Regulation S-X of the SEC, Registration Statements, returns or notices with the Securities and Exchange Commission or the preparation of any potential private or public offering.

3.22 SUBSIDIARIES: The Seller shall identify any and all subsidiaries, in which the Seller has an ownership either directly or indirectly an equity interest in any other business or entity which deals in or relates to the Seller's industry and related business. The Seller shall transfer to the Purchaser all of their right, title and interest in and to any such entity without any further consideration payable to them by the Purchaser and shall execute such documents as are necessary to effectuate this purchase.

3.23 NO BREACH: Neither the execution and delivery of this Agreement nor compliance by the Shareholder and the Seller with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

          3.23.1 violate, alone or with notice over the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any material agreement or other material document or undertaking, oral or written to which the Seller is a part or by which its properties or assets may be bound;

          3.23.2 result in the imposition of any lien, mortgage, security interest, pledge, encumbrance, easement, claim or other restriction or charge on any of the assets of the Seller, and will not alter or impair any of the assets of the Seller nor the Purchaser's ability to utilize in the same manner in which they are currently utilized by the Seller in connection with its business;

          3.23.3 violate any judgment, order, injunction, decree or award against, or binding upon, the Seller or upon their properties or assets; or

          3.23.4 violate any law or regulation of any jurisdiction relating to the Seller, its assets or properties.

3.24 BROKERS-FINANCIAL ADVISOR: Seller has not dealt with any broker, financial advisor, or finder in connection with the transaction contemplated herein, and agree to indemnify and hold Purchaser harmless in connection with any claims for commissions or other compensation made by any financial advisor, broker or finder claiming to have been employed by or on behalf of Seller in connection with the transaction contemplated herein.

3.25 UNTRUE OR OMITTED FACTS: No representation, warranty, document, certificates or other writings furnished by the Shareholder, or the Seller in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties to the Shareholder, and Seller, each of which shall be deemed material:

4.1 VALID CORPORATE EXISTENCE; QUALIFICATIONS: The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Purchaser has the corporate power and authority to carry on its business as now being conducted. There is no jurisdiction in which failure to qualify would have a material adverse effect on the Purchaser or its assets, properties or business. A copy of the Purchaser's Articles of Incorporation and Certificate of Good Standing, by-laws and minute books (certified by the Purchaser's Secretary), as amended to date, which will be delivered to the Shareholder and Seller at or prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of the Purchaser contain accurate records of all meetings of its Board of Directors, and stockholders since its inception, and accurately reflect all transactions referred to therein.

4.2 CAPITALIZATION: The authorized capital stock of the Purchaser consists of 100,000,000 shares of $.001 par value, non-assessable, common stock, of which 9,000,000 shares are currently issued and outstanding. The Purchaser has other capital stock authorized for issuance consisting of twenty-five million (25,000,000) shares of $.001 par value Preferred Stock of which there is none issued and outstanding at this time. All of the outstanding shares of Capital stock of Purchaser have been duly authorized and are validly issued, fully paid and nonassessable.

4.3 CORPORATE AUTHORITY; BINDING NATURE OF AGREEMENT: The Purchaser has the power to enter into this Agreement and to carry out its obligation hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Purchaser and is enforceable in accordance with its terms.

4.4 CONSENTS: There are no consents of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Purchaser, to enable it to enter into and carry out this Agreement in all material respects.

4.5 BROKERS-FINANCIAL ADVISORS: All negotiations relative to this Agreement and the Transaction contemplated hereby have been carried on directly with the Shareholder and Seller, and their broker or financial advisor. The Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or any other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with this Agreement and the Transaction, and the Purchaser agrees to indemnify the Shareholder and the Seller against, and to hold the Shareholder and the Seller harmless from any claim for brokerage or similar commission or other compensation which may be made against the Shareholder or the Seller by any third party in connection with any of the transactions contemplated hereby which claim is based upon any action by the Purchaser.

4.6 FINANCIAL STATEMENTS: The Purchaser, prior to the Closing Date, will deliver to the Seller, its Unaudited Financial Statements on Form 10-QSB, for the period ended April 30, 2006. All of the historical financial statements contained in such documents will have been prepared from the books and records of the Purchaser. The Audited Financial Statements and the consolidated audit will be prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Purchaser as of the dates and for the periods indicated. Without limiting the foregoing, at the date of the Purchaser's Balance Sheet, the Purchaser will have owned each of the assets included in preparation of the Purchaser's Balance Sheet, and for the valuation of such assets in the Purchaser's Balance Sheet, will not be for more than their fair market value (on an item by item basis) at that date; and the Purchaser will have no Liabilities other than those included in the Purchaser's Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Purchaser's Balance Sheet. From the date hereof, through the Closing Date, the Purchaser will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Seller, and agrees that from and after such delivery, the foregoing representations will be applicable to each financial statement so prepared and delivered. The Unaudited Financial Statements will be prepared by the Purchaser's accountant, whose report thereon is included herein and referenced as Exhibit "E".

4.7 NO UNDISCLOSED LIABILITIES: Except as set forth in the Purchaser's Balance Sheet included in the Unaudited Financial Statements (10-QSB) as Exhibit "E", the Purchaser has no material debts, liabilities or obligations, known or unknown, contingent or absolute, in excess of $2,500, except those arising in the ordinary course of business of the Purchaser and consistent with past practice.

4.8 LITIGATION, COMPLIANCE WIHT LAW: There are no pending or threatened actions, suits, proceedings or governmental investigations or reviews relating to the Purchaser or any of its properties, assets or business or, to the knowledge of the Purchaser, any order, injunction, award or decree outstanding, against the Purchaser or against or relating to any of its properties, assets or business; and the Purchaser, after reasonable inquiry, knows of no basis for any such action, suits or proceedings or any such governmental investigations, reviews, orders, injunctions or decrees. To the knowledge of the Purchaser, the Purchaser is not in violation of any material law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business.

4.9 NEW PACIFIC REPORTS: Since February 26, 2002, the Purchaser has filed all reports, registration statements together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-SB, Form 10-KSB, Form 10-QSB, 8-K and Proxy Statements, (ii) and other State securities authorities. All such reports and statements filed with the SEC and applicable State securities authorities are collectively referred to as the "New Pacific Reports". As of their respective dates, to the best knowledge of the Directors and officers of Purchaser, the New Pacific Reports complied in all material respects with all statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 AGREEMENTS AND OBLIGATIONS; PERFORMANCE: Exhibit "F" sets forth a list of material agreements to which the Purchaser is a party or is otherwise bound. Other than these material agreements, the Purchaser is not party to or bound by any:

          4.10.1 written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $2,500 that cannot be canceled on 30 days or less notice without penalty or premium or any continuing obligation or liability;

          4.10.2 contractual obligation or contractual liability of any kind to the Purchaser which will not be canceled on or prior to the Closing except as otherwise provided by this Agreement;

          4.10.3 contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements;

          4.10.4 contract for the purchase or sale of any materials, products or supplies or for any services, which commits or will commit it for a fixed term;

          4.10.5 contract of employment with any employee not terminable at will without penalty or premium or any continuing obligation or liability, except as otherwise provided by this Agreement;

          4.10.6 deferred compensation, bonus or incentive plan or agreement not canceled at will without penalty or premium or any continuing obligation or liability which will not be canceled on or prior to the Closing;

          4.10.7 management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability which the Purchaser and each such individual agree to cancel on the Closing Date;

          4.10.8 lease for real or personal property (including borrowings thereon) license or royalty agreements;

          4.10.9 union or other collective bargaining agreement;

          4.10.10 agreement, commitment or understanding relating to indebtedness for borrowed money;

          4.10.11 contract which, by its terms, requires the consent of any party thereto, to the consummation of the transactions contemplated hereby;

          4.10.12 contract containing covenants limiting the freedom of the Purchaser to engage or compete in any line or business or with any person in any geographical area;

          4.10.13 contract or option relating to the acquisition or sale of any business;

          4.10.14 voting trust agreement or similar agreement;

          4.10.15 option for the purchase of any asset, tangible or intangible; or

          4.10.16 other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. The Purchaser has in all material respects performed all material obligations required to be performed by it to date under all agreements to which it is a party and is not in default in any material respect under any of its agreements and has received no notice of any default or alleged default which has not heretofore been cured or which notice has not heretofore been withdrawn.

ARTICLE V
COVENANTS OF THE SHAREHOLDER AND THE SELLER

5.1 COVENANTS OF THE SHAREHOLDER AND THE SELLER: The Shareholder and the Seller hereby covenants to, from and after the date hereof and until the Closing or earlier termination of this Agreement, without the prior written consent of the Purchaser:

          5.1.1 Best Efforts: To take every action reasonably required of them and use their best efforts to satisfy the conditions at closing as set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the Purchaser in this Agreement are satisfied or appear capable of being satisfied and subject, at all times, to the right and ability of the Shareholder of the Seller to satisfy its fiduciary obligations.

          5.1.2 Access and Information: To afford the officers, attorneys, accountants and other authorized representatives of the Purchaser (collectively, the "Representatives"), free and full access, during regular business hours and upon reasonable notice, to all of its books, records, contracts, commitments and properties (including, without limitation, tax returns) at the Purchaser's own expense, to review, examine and investigate the books, records and properties of the Seller to determine the accuracy of the representations and warranties made by the Shareholder and the Seller. The Shareholder and the Seller shall cause their employees, accountants and attorneys to cooperate fully with said review, examination and investigation. The Seller shall promptly furnish to the Purchaser (i) all communications to its Shareholder, generally, (ii) internal monthly financial information concerning their business properties and personnel as the Purchaser may reasonably request.

          5.1.3 Insurance: To maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than presently in effect.

          5.1.4 Discharge Taxes and Indebtedness: To pay and discharge, as they become due, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon, or incurred by them or the properties and assets of the Seller, except taxes, assessments, debts, claims and charges contested in good faith in appropriate proceedings for which the Seller shall have set aside adequate reserves for the payment of such tax, assessment, debt, claim or charge. The Seller shall provide the Purchaser, upon the Purchaser's request, evidence of payment of such taxes, assessments, debts, claims and charges satisfactory to the Purchaser.

          5.1.5 Compliance with Agreements; Compliance with Laws: To comply with the terms and conditions of all material agreements, commitments or instruments to which the Shareholder or the Seller are a party or by which they may be bound. The Shareholder and the Seller shall duly comply in all material respects with any material laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of its business, properties and assets. The Seller also covenants to file all tax returns as they become due prior to the Closing.

          5.1.6 No Indebtedness: Not to incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of their business or in connection with the transactions contemplated by this Agreement.

          5.1.7 No Dividend, Retirement or Purchase of Shares: Not to declare or pay any dividend or distribution, in cash or otherwise, or any Shares of the Seller or redeem, return, purchase or otherwise acquire directly or indirectly any Shares.

          5.1.8 Conduct of Business Prior to Closing:

          (i) to conduct its business only in the ordinary and usual course and make no material change in any of its business practices and policies;

          (ii) to use its best efforts to preserve its business organization intact, to keep available the services of its present employees and consultants and to preserve its good will;

          (iii) to maintain good relationships with suppliers, lenders, creditors, employees, customers and others having business or financial relationships with it;

          (iv) It shall not (a) amend its Articles of Organization or Operating Agreement (b) split, combine, or reclassify any of its outstanding securities;

          (v) It shall not (a) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, Shareholder or employee of the Seller or (b) agree to any material (in relation to historical compensation) increase in compensation payable or to become payable to, or any increase in the contractual term of employment of, any such employee, except in the ordinary course of business in accordance with past practice;

          (vi) It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sale, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

          (vii) It shall not enter into, or terminate, any material contract, agreement, commitment or understanding;

          (viii) It will not hold any meetings of its Directors, or any committee thereof, or of its Shareholders, without giving a representative selected by the Purchaser the option to attend the same (although the Seller may request that such representative absent himself during that portion of any such meeting that pertains to issues arising under this Agreement); and

          (ix) It shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business.

          (x) There shall have been no payments paid and received by any person as a result of the transaction contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code").

          5.1.9 No Breach: Not to voluntarily take any action or do anything which will cause a breach of or default respecting its covenants, representations or warranties set forth herein and promptly to notify the Purchaser of any event or fact which represents or is likely to cause such a breach or default.

          5.1.10 Publicity: Prior to the Closing, any written news releases by the Seller pertaining to this Agreement or the Transaction shall be submitted to the Purchaser for review and approval prior to release by the Seller, and shall be released only in a form approved by the Purchaser, provided, however, that such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required, if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

          5.1.11 Updating of Schedules and Exhibits: The Seller and Shareholder shall notify the Purchaser of any changes, additions or event which may cause any change in or addition to any Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Exhibits. No notification pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

          5.1.12 Understanding of Shareholder and Seller: Shareholder and Seller hereby state and understand that the materials, including current financial statements, current income tax returns prepared and delivered by them, and they are familiar with the Business of Purchaser, and they are acquiring the Purchaser's restricted shares pursuant to Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933, as amended.

          5.1.13 National Association of Security Dealers Automatic Quotation, Bulletin Board System ("NASDAQ/BB"): The Shareholder and Seller acknowledges that the Purchaser is a public company and trades its common stock on the NASDAQ/BB and that shares received by Shareholder and Seller in this transaction will be subject to certain resale restrictions pursuant to Rule 144 of the Securities Act of 1933, as amended.

ARTICLE VI
COVENANTS OF THE PURCHASER

6.1 Covenants of the Purchaser: The Purchaser hereby covenants to, from and after the date hereof and until the Closing or earlier termination of this Agreement:

          6.1.1 Best Efforts: To take every action reasonably required of it and use its best efforts to satisfy the conditions at Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Shareholder and the Seller in this Agreement are and remain true and accurate and that the covenants and agreements of the Shareholder and the Seller in this Agreement are satisfied or appear capable of being satisfied and subject, at all times, to the right and ability of the directors of the Purchaser to satisfy their fiduciary obligations.

6.2 RESIGNATION OF THE BOARD All but one (1) of the Directors of the Purchaser shall resign effective at the Closing and prior to such resignation shall elect, effective at Closing all the members of the Board of Directors of the Seller to the Board of the Purchaser.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF THE SHAREHOLDER AND THE SELLER TO CLOSE

The obligations of the Shareholder and the Seller to enter into and complete the Closing is subject to the fulfillment, prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by the Purchaser:

7.1 CONSENTS, LICENSES AND PERMITS: The Seller shall have obtained all consents, licenses, permits, approvals and authorizations and waivers of third parties necessary for the performance by it of all of its obligations under this Agreement.

7.2 REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Seller set forth in this Agreement and in any written statement or other document delivered pursuant hereto or in connection with the Transaction contemplated hereby shall be true in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

7.3 COVENANTS: The Shareholder and Seller shall have performed and complied in all material respects with all covenants and each of its agreements and obligations required by this Agreement to be performed or complied with prior to or at the Closing.

7.4 NO ACTIONS: No action, suit, proceeding or investigations shall have been instituted against the Shareholder and Seller, and be continuing before a court or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of the Seller or the Shareholder in the Transaction after the Closing Date, or which might have a materially adverse effect thereon.

7.5 ADDITIONAL DOCUMENTS: The Purchaser shall have delivered all such certified resolutions, certificates and documents as the Shareholder, or the Seller or their counsel may have reasonably requested.

ARTICLE XIII
CLOSING

8.1 LOCATION AND TIME: The Closing provided for herein shall take place at the offices of Charles L. Mastin II, Esq., 7900 E. Union Ave., Suite 1100, Denver, CO 80237. The date and time of Closing shall be mutually determined by the parties.

8.2 ITEMS TO BE DELIVERED THE SHAREHOLDER OR THE SELLER: At the Closing, the Shareholder and/or the Seller will deliver or cause to be delivered to the Purchaser:

          8.2.1 Shares certificate for one Share of Ownership Interest of the Seller;

          8.2.2 Audited financial statements;

          8.2.3 Such other certified resolutions, documents and certificates as are required to be delivered by the Shareholder or the Seller pursuant to the provisions of the Agreement; and

8.3 ITEMS TO BE DELIVERED BY PURCHASER: At the Closing, the Purchaser will deliver or cause to be delivered to the Shareholder:

          8.3.1 The certificates required by Article II;

          8.3.2 Such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

          8.3.3 Financial Statements as set forth in the Purchaser's Form 10-QSB, dated at April 30, 2006.

ARTICLE IX
POST CLOSING OBLIGATIONS

9.1 SURVIVAL: The parties hereto agree that their respective representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions provided for herein.

9.2 INDEMNIFICATION BY SHARESHOHLDER AND THE SELLER: The Shareholders and the Seller shall indemnify, save and keep the Purchaser, its successors and assigns, forever harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, penalties, costs, damages or expenses, including reasonable attorneys' fees and expenses, of every kind, nature and description, fixed or contingent, sustained or incurred by Purchaser, its successors or assigns arising out of, resulting from, based upon or in connection with:

          9.2.1 any representation or warranty made by the Shareholder and the Seller to the Purchaser herein or any violation of agreements or covenants or any instrument or document delivered to Purchaser in connection herewith being incorrect in any material respect; and

          9.2.2 the failure of the Shareholder or the Seller to comply with, or the breach by Shareholder, or the Seller of any of the covenants and agreements in this Agreement to be performed by Shareholder or the Seller.

9.3 INDEMNIFICATION BY THE PURCHASER: The Purchaser shall indemnify, save and keep the Shareholder and the Seller, their successors and assigns, forever harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, penalties, costs, damages or expenses, including reasonable attorneys' fees and expenses, of every kind, nature and description, fixed or contingent, sustained or incurred by Shareholder and the Seller, their successors or assigns arising out of, resulting from, based upon or in connection with:

          9.3.1 any representation or warranty made by Purchaser to Shareholder or the Seller herein or any violation of agreements or covenants or any instrument or document delivered to Shareholder and the Seller in connection herewith being incorrect in any material respect provided a claim is asserted by Shareholder or the Seller within one (1) year of the Closing Date.

          9.3.2 the failure of the Purchaser to comply with, or the breach by the Purchaser of any of the covenants and agreements in this Agreement to be performed by the Purchaser.

9.4 DEFENSE OF CLAIMS: A party entitled to indemnification hereunder (an "Indemnified Party") agrees to notify each party required to indemnity hereunder (an "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. An Indemnifying Party shall have the right to defend any such claim at its or his own expense and with counsel of its or his choice; provided, however, that such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; and provided further, that the Indemnified Party may participate in such defense, if it so chooses, with its own counsel and at its own expense.

9.5 RIGHTS WITHOUT PREJUDICE: The rights of the parties under this Article IX are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

9.6 OPERATIONG AGREEMENTS: From and after the Closing, the Purchaser (New Pacific Ventures, Inc.), shall operate as follows:

          9.6.1 The name of the Purchaser may be changed to a name mutually agreed to by its Shareholders.

          9.6.2 Tatonka Oil and Gas Company, Inc., shall operate as a wholly owned subsidiary of the Purchaser.

          9.6.3 Directors and Officers of Purchaser. The directors and officers of Purchaser, at closing shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until earlier death, resignation or removed in accordance with the Certificate of Incorporation and the by-laws of the Purchaser.

ARTICLE X
TERMINATION AND WAIVER

10.1 TERMINATION: This Agreement and the Transaction may be terminated at any time prior to the Closing:

          10.1.1 By mutual consent of the Seller and the Purchaser;

          10.1.2 By the Seller if any of the conditions set forth in Article IV, and by the Purchaser if any of the conditions set forth in Article III hereof, shall not have been fulfilled on or prior to the Closing Date, or shall have become incapable of fulfillment, and shall not have been waived. In the event this Agreement is terminated as described above, this Agreement shall be void and of no force and effect.

10.2 WAIVER: Any condition to the performance of the Seller, Shareholder, and the Purchaser which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 EXPENSES: Each of the parties hereto shall bear his or its own expenses in connection herewith, including any expenses incurred if the proposed transaction is abandoned at any time prior to the consummation thereof.

11.2 CONFIDENTIAL INFORMATION: Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other parties all such documents (including the Exhibits attached to this Agreement) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 11.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors, Shareholder or stockholders, which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed or which the Purchaser furnishes to its attorneys, accountants, underwriters or other persons it deems necessary or advisable in connection with the preparation of Purchaser's potential equity financing. The parties agree that the remedy at law for any breach of this Section 11.2 will be inadequate and a non-breaching party will be entitled to injunctive relief to compel the breaching party to perform or refrain from action required or prohibited hereunder.

11.3 MODIFICATION, TERMINATION OR WAIVER: This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right of such party at a later time to enforce the same.

11.4 NOTICES: All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing if delivered by hand or certified mail, return receipt requested to the party concerned or by regular mail together with a facsimile transmission at its address or fax number appearing below together with a copy as indicated. Service shall be deemed to be effective by certified mail or by regular mail together with a facsimile transmission on the date of mailing and transmitting. The said addresses and fax numbers are as follows:

          (a) If to NEW PACIFIC VENTURES, INC., to:
               NEW PACIFIC INVESTMENTS, INC
                213-630 Roche Point Dr.
                Vancouver, British Columbia, Canada V7H 3A1
                Attention: Gerry Jardine, President

               Telephone: 604 762-5652
               Fax: 604-689-9773

               With a copy to:
               Raul N. Rodriguez, Esq.
               Rodriguez & Associates
               1011 Pennsylvania St, Shares
               Denver, Colorado 80203

               Telephone: 303 861-1797
               Fax: 303 861-1995

           (b) If to Tatonka, to:
               Tatonka Oil and Gas Company, Inc.
               6307 Hawthorn Lane
               Lakewood, Colorado 80027

               Attention: Brian Hughes
               President

               Telephone: 720 261-1491
               Fax: 303 409-7645

               With a copy to:
               Charles L. Mastin II, Esq.
               Budman Mastin & Hershey, LLC
               7900 E. Union Ave, Suite 1100
               Denver, Co 80237

               Telephone: 303 217-4486
               Fax: 303-217-2019

The parties may change the persons, addresses and fax numbers to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

11.5 BINDING EFFECT AND ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other parties.

11.6 ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof.

11.7 EXHIBITS: The Exhibits attached hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing, are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits, documents, or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments. All of the Exhibits referred to herein are incorporated herein by reference.

11.8 GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed within that State, excluding the choice of law rules thereof.

11.9 COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

11.10 SECTION HEADINGS: The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

11.11 SEVERABILITY. Except to the extent that application of this Section 11.12 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only as broad as is enforceable.

11.12 DEFINITION OF "MATERIAL ADVERSE EFFECT". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Exchange; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to companies or their holding companies generally, (iii) any action or omission of Shareholder, Seller, or any subsidiary taken with (or without) the prior written consent of Purchaser, as applicable, or permitted by this Agreement, and (iv) any changes in general economic conditions affecting the oil and gas industry.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the day and year first above written.

NEW PACIFIC VENTURES, INC. By Gerry Jardine, President	TATONKA OIL AND GAS COMPANY, INC. By Brian Hughes, President LMA Hughes, LLLP By Brian Hughes, Manager

Exhibit List

A.   Sellers' Audited Financial Statements

B.   Sellers' material agreements

C.   Sellers' description of real property and leases

D.   Sellers' list of employees and salary

E.   Purchaser Form 10-QSB, for the period ended April 30, 2006, and 10-KSB for the period ended October 31, 2005

F.   Purchaser material agreements

G.   Pro formas